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                                                                  Exhibit 10.11

[LETTERHEAD FOR AMBRYX INC.]


February 21, 2000

Dr. Mark J. Zoller
7 Sutton Place
Weston, MA 02193

Telephone: 781-894-6190


Dear Mark:

It is my pleasure to provide you with this letter, a formal offer, setting forth the principal terms for you to join Ambryx Inc., a Delaware corporation (the "Company"), which is located in La Jolla, California.

POSITION:     Vice President, Research. You will report to Dr. Lubert Stryer,
              Chairman of the Board of Directors and Chief Scientific Officer.

COMPENSATION: Monthly compensation will be $18,333.34 per month.

EQUITY: You will be entitled to purchase at fair market value 200,000 thousand shares of the common stock of the Company. The price per share of such stock will be set by the Board of Ambryx and your shares must be purchased within ten (10) days of your Start Date and will be subject to the Company's Stock Purchase Agreement. Your shares will vest according to the following schedule: (i) twenty five percent (25%) of the total (50,000 shares) will vest upon the first anniversary of the commencement of your employment with the Company; (ii) one forty-eighth (1/48) of the total (approximately 4,166 shares) will vest each month beginning at the end of the one year and will continue to vest over a three year period.

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Dr. Mark Zoller
Page 2


BENEFITS:     You will be entitlted to receive standard medical, life and dental insurance benefits similar to those typically afforded in similar-sized biotechnology companies.

SIGN-ON
INCENTIVE:    You will be entitled to a one-time, sign-on incentive bonus.
              The bonus will be one of the following two options that you must elect in writing when you accept this offer: 1) a one-time bonus of $275,000 (two hundred seventy five thousand dollars) to be paid on your first day of employment that will be forgiven on the first day of your 37th month of employment. If you leave the company for any reason prior to the 37th month of employment, the full bonus must be repaid to Ambryx OR 2) a $210,000 (two hundred ten thousand dollars) one-time bonus to be paid on your first day of employment which will be forgiven annually at the rate of $70,000 (seventy thousand dollars) per year (on the first day of your 13th, 25th and 37th months of employment). If you leave at any time prior to the first day of your 13th month of employment, the full amount must be repaid to Ambryx. If you leave at any time prior to the first day of your 25th month of employment, $140,000 (one hundred forty thousand dollars) must be repaid to Ambryx. If you leave at any time prior to the first day of your 37th month of employment
              $70,000 (seventy thousand dollars) must be repaid to Ambryx. In the event that you are permanently disabled or die prior to repayment of any or all of the bonus, the unvested portion of the bonus will become due within eighteen (18) months of such permanent disability or death.

MOVE AND
RELOCATION:   You will be entitled to reasonable move and relocation
              reimbursement including transportation of your personal possessions and automobiles, travel to San Diego for you and your family, closing costs (including legal fees, points and commissions, not to exceed $20,000 for closing costs), three months temporary housing and other miscellaneous expenses as discussed and agreed in advance. Expenses paid by you will be adjusted to reflect your pre-tax cost.

VACATION:     You will be entitled to 17 days per year of paid personal leave.

EMPLOYMENT
AT WILL: Your employment will be at will, which means it may be terminated at any time by you or the Company with or without cause.

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START DATE:   March 10, 2000, or at another mutually agreeable date. This offer is subject to proof of United States Citizenship or other proof of employability in the United States and if not accepted by February 25, 2000 it will lapse.

We are excited about Ambryx's prospects for success, and anticipate that your contribution will substantially enhance our progress. I look forward to your joining the Company, and to working with you as we develop our business.

Sincerely,


/s/  Paul A. Grayson
     Paul A. Grayson
     President and Chief Executive Officer

SIGNED AND AGREED TO:

/s/  Mark J. Zoller
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25 February 2000
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(Date)


cc: Dr. Lubert Stryer